Exhibit 99.1

Illinois American Water Files Rate Request Driven
by Approximately $577 Million in Investments
to Provide Safe, Clean, Reliable and Affordable Service

Request supports continued infrastructure investments in water and wastewater systems that serve more than 1.3 million people in 148 Illinois communities

BELLEVILLE, Ill., Jan. 27, 2026 – Illinois American Water today filed a request with the Illinois Commerce Commission (ICC) for new rates to support approximately $577 million in water and wastewater system investments from January 2026 through December 2027. The request reinforces the company’s commitment to implementing critical system upgrades and continuing to improve water quality and reliability for its more than 1.3 million people served statewide.

“We carefully and strategically plan and invest in our water and wastewater systems,” said Rebecca Losli, President of Illinois American Water. “These investments directly benefit the communities we proudly serve and provide our customers with even more reliable service and improved water quality—from treatment to the tap. It underscores our employees’ commitment to the health and safety of our customers and the communities we serve.”

The proposed rate change will support the company’s plans to invest approximately $577 million through 2027 to modernize and strengthen its water and wastewater systems in communities across Illinois. These investments will include the replacement of 42 miles of aging water and wastewater pipeline, upgrading of storage tanks, wells, pumping stations, hydrants, meters and wastewater plants, as well as ongoing replacement of lead service lines and improvements to treatment facilities to address regulatory requirements, including emerging contaminants such as PFAS in drinking water.

Under the company’s proposal, if approved, the typical residential water customer using 3,500 gallons of water would see an increase of approximately $14 per month, depending on the service area. Typical customers served by sanitary wastewater systems using 3,500 gallons of water would see an increase of approximately $28 per month.

Part of the company’s proposal to the ICC includes a modified allowance rate for residential water users to help alleviate financial pressures on low consumption customers and increase affordability. Under the proposal, residential water rates would be billed at a discount rate for the first 2,000 gallons of water.

Illinois American Water remains committed to affordability and offers programs to assist income-eligible customers, including its H2O Help to Others assistance program, budget billing options and flexible payment plans. More details can be found on our Customer Assistance Programs webpage.

To learn more about Illinois American Water’s rate filing and the regulatory process behind it, visit amwater.com/ilaw/Customer-Service-Billing/Your-Water-and-Wastewater-Rates. For details on infrastructure investments in your community—including upgrades to treatment plants, water mains and service lines—explore its Infrastructure Investment page.

The rate request is the first step in a thorough 11-month ICC review process. The ICC review process offers multiple opportunities for customer involvement. Customers can participate through written comments, attendance at public input hearings scheduled by the ICC, and through consumer advocacy organizations that participate in the proceedings. All rate changes require ICC approval. If approved by the ICC, the company’s new rates would take effect in January 2027.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Illinois American Water
Illinois American Water, a subsidiary of American Water, is the largest regulated water utility in the state, with over 600 dedicated employees working to provide safe, clean and reliable and affordable water and wastewater services to approximately 1.3 million people. American Water also operates a quality control and research laboratory in Belleville.

AWK-IR

Media Contact
Anna Kubas
Senior Manager, External Communications
Illinois American Water
Anna.Kubas@amwater.com